Firstar Funds

Money Market Fund Shares



June 24, 1998







Supplement to the Prospectus dated February 1, 1998





We are pleased to announce institutional shares of the Firstar
Funds are  available through Jack White & Company and Waterhouse
Securities, Inc. Over the next several months, we hope to offer the Funds through additional "fund supermarkets."



 The prospectus is amended as follows:



Page 16



The first two sentences under the caption "Internet
Transactions" are  replaced by  the following:



The Funds expect to make available a service which will permit shareowners to request purchases, exchanges and redemptions of Fund shares after an account is opened on-line via the Internet.
 Redemption requests of up to $25,000 will be accepted through the Internet. Payment for shares purchased on-line must be made by electronic funds transfer from your banking institution. For further information and/or instructions to authorize this service after it is available, call Firstar Trust Company at 1-800-228-1024.